Exhibit 10.1

Loan Agreement

THIS LOAN AGREEMENT is made on this 15th day of February, 2011 (the “Effective Date”) between Pavel Alpatov (hereinafter referred to as the “Lender”), and Innovative Wireless Technologies, Inc. a Delaware corporation (hereinafter referred to as the “Borrower” and together with the Lender, the “Parties”)

2.  SUBJECT OF THE AGREEMENT

2.1. Making of the Loan

In accordance with terms and provisions set forth herein the Lender shall make a loan to the Borrower in US Dollars in the maximum principal amount up to USD$ 400,000 (four hundred thousand) (hereinafter the “Loan”).

The Borrower undertakes to accept the Loan and to repay to the Lender all received principal amount of the Loan and all accrued interest thereon within the period of time stipulated herein.

2.2. Purpose of the Loan

The purpose of the Loan is to enable the Borrower to (i) make investments research and development and (ii) cover legal, corporate and marketing costs associated with advancing new technology onto the word market.

The Borrower undertakes to provide the Lender without delay with an appropriate documentary confirmation of the target utilization of the Loan upon Lender’s requests.

3. DRAWDOWN OF THE LOAN

3.1. The principal amount of the Loan referred to in Section 1.1 herein shall be available in 1 (one) drawing of a total amount of USD$ 400,000 (Four hundred thousand Dollars).
3.2. The date of the disbursement of the principal amount of the Loan or any portion of it shall be considered the date of crediting a respective amount to the bank account of the Borrower in an authorized bank.

4.COMMITMENT PERIOD AND CONDITIONS PRECEDENT

4.1. Commitment Period

The Loan will be available for the period commencing on the Effective Date and ending on February 15th, 2021 (the “Commitment Period”).

5. REPAYMENT AND LOAN INTEREST RATE

5.1. Repayment of the Loan

All outstanding principal and accrued and unpaid interest on such principal amount shall be due and payable on the last day of the Commitment Period and the Borrower shall be liable for repayment of the loan with all of it’s assets. The Lender reserves the right to request repayment of all outstanding principal and accrued and unpaid interest without prior advance notice regardless of occurrence of Event of Default.

5.2. Loan Interest Rate

The Borrower undertakes to pay interest at a rate of 10% (Ten Percent) per annum on the outstanding principal amount of the Loan from the date of the disbursement of principal under the Loan until such principal amount is repaid. Interest shall be payable quarterly in arrears in all principal outstanding during the preceding quarter.  Interest shall be computed on the basis of a 365 day year for the actual number of days elapsed.

5.3. Prepayments

The Borrower shall be entitled to prepay outstanding principal and any accrued interest at any time with prior written consent of the Lender.

6. PAYMENTS AND TAXATION

6.1. The total amount payable by the Borrower to the Lender in respect of the Loan shall be the aggregate of the principal amount of the Loan and including also, interest due thereon as specified in the Loan Agreement and the additional fees, costs and charges referred to in the Loan Agreement (including costs and charges arising by reason of any default by the Borrower).

6.2. All repayments and payments by the Borrower hereunder shall be made, without set-off or counterclaim, in the currency of the Loan to such account of the Lenders the Lender may from time to time notify to the Borrower.

6.3. Where any payment under the Loan Agreement falls due on a day which is not a Business day, it shall be made on the next succeeding Business Day.

6.4. The Borrower shall pay all amounts of principal, interest and fees due under this Agreement in full, free and clear of, and without deduction or withholding for, all present and future taxes, levies, imposts, duties, fees or other charges, now or hereafter imposed by any federal or political subdivision thereof. If any such taxes are required by law of the Russian Federation to be deducted or withheld from any payment under this Agreement, the Borrower shall deduct or withhold such taxes and shall increase the amounts paid under this Agreement so that the Lender receives when due, after deduction or withholding for such taxes, the full amount of the payments provided for in this Agreement which would have been received had there been no deduction or withholding.

6.5.The Lender and the Borrower will use all reasonable efforts to file all necessary documents with Russian tax authorities to be granted any reduction of taxes deducted or withheld at source, in accordance with provisions of the Russian-Cyprus Treaty on Avoiding of Double Taxation.

7. LEGAL OPINION

Within 15 (fifteen) calendar days of the execution of this Loan Agreement the Borrower will provide the Lender with a legal opinion issued by lawyers competent to give such an opinion confirming, inter alia, that: the Borrower is legally incorporated as a corporate entity, and the Borrower is legally able to enter into and be bound by the terms of this Loan Agreement, and the persons which signed the Loan Agreement can legally bind the Borrower.

8. REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lender that:

8.1.  It is a legal entity duly organized and registered with power to own its own assets, to conduct its business, to enter into the Loan Agreement and to exercise its rights and perform its obligations and all corporate and other action required to authorize its execution of the Loan Agreement and its performance of its obligations has been duly taken;

8.2.  the claims of the Lender under the Loan Agreement will rank above the claims of all other unsecured creditors of Borrower unless otherwise provided by any security, bankruptcy, insolvency, liquidation or other similar laws of general application;

8.3.  in any proceedings taken against Borrower in relation to the Loan Agreement, Borrower shall not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process and

8.4. The obligations of Borrower under the Loan Agreement are legal and valid obligations binding on it in accordance with the terms thereof; and

8.5.  Borrower has the power to avail of the Loan and no limitation on its borrowing powers or applicable currency control regulations will be exceeded or breached as a result of borrowing under this Loan Agreement.

The representations and warranties referred to in this Section 8 shall survive the execution of this Loan Agreement and shall be deemed to be repeated on each day on which the Loan remains outstanding by reference to the facts and circumstances for the time being then pertaining.

9.COVENANTS

The Borrower hereby covenants and agrees that until all monies due to the Lender pursuant to the Loan Agreement have been paid in full it shall:

9.1. carry on and conduct its business in a proper and efficient manner and shall not make any substantial alteration in the nature of its business;

9.2. ensure that at all times the claims of the Lender against it rank above the claims of all its other creditors save those whose claims are preferred by any security, bankruptcy, insolvency, liquidation or other similar laws of general application;

9.3. promptly provide to the Lender details of any litigation, arbitration or administrative proceeding pending, or to the Borrower's knowledge, threatened against the Borrower which could have a material adverse effect on the business, assets or financial condition of the Borrower or on the ability of the Borrower to perform its obligations hereunder;

9.4. not create any new pledge nor make any security arrangement over any of its assets without the specific consent of the Lender.

10. NEGATIVE COVENANTS

The Borrower shall not, without the prior written consent of the Lender:

10.1. use the proceeds of any drawing under the Loan Agreement for any purpose other than for the purpose stated in the Loan Agreement;

10.2. cease to carry on the business carried on at the date hereof or materially alter the nature of its business or enter into any unrelated business.

11. DEFAULT

11.1. Any of the following events or circumstances shall constitute an Event of Default hereunder:

1.
if the Borrower defaults in the repayment on the due date thereof of any amounts due to be paid by the Borrower to the Lender pursuant to the terms of the Loan Agreement and such default continues for a period of 90 (ninety) Business Days;

2.
if an application is presented or an effective resolution is passed for the liquidation or winding-up on the Borrower other than for the purpose of a reconstruction or amalgamation pursuant to a scheme the Lender has approved previously;

3.
if any bankruptcy or other similar proceedings shall be initiated by or against the Borrower, or an arbitration court receiver or manager shall be appointed of the assets or undertaking of the Borrower;

4.
if any distress, execution of other process shall be levied or enforced or sued out upon or against any of the assets of the Borrower and the same shall not be removed or discharged or paid out within 30 (thirty) calendar days;

5.
if the Borrower shall stop or threaten to stop payment of capital or interest under any agreement or shall cease or threaten to cease to carry on its business or substantially the whole of its business;

6.	if the Borrower shall suspend payment of its debts or be deemed to be unable under any relevant law to pay its debts;

7.
if the security constituted by any mortgage or charge of the Borrower shall become enforceable and steps are taken to enforce the same or any borrowings shall become repayable by default of the Borrower or any of its subsidiaries and steps are taken to obtain such repayment;

8.	if an application is made for any type of administration order to be made against the Borrower; or
9.	if the Borrower fails for 30 (thirty) calendar days to perform or satisfy any other material condition, undertaking or agreement herein stated to be performed or satisfied by it.

11.2. Upon the occurrence of any Event of Default as defined in Section 13.1 above:

1.	the Lender will cease to have any obligation to provide further financing under this Agreement; and
2.
all outstanding principal and accrued interest due under the Loan Agreement shall become immediately due and payable together with all accrued interest and charges upon first demand being made by the Lender.

12. ASSIGNMENT

12.1. This Loan Agreement shall be binding and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, provided, however, that the Borrower may not assign any of its obligations or rights under this Loan Agreement without the prior written approval of the Lender.

12.2. Lender may grant participation in all or any part of the Loan to any third person. The Lender may transfer all or a part of its rights or obligations under this Loan Agreement to any third person.

13. DESIGNATED BANKS

All payments and settlements under this Loan Agreement shall be effected thought the Parties’ bank accounts which shall be specified by each Party.

14. FORCE MAJEURE

14.1. The Parties shall not be held liable for failure to fulfill obligations hereof in part or in full if such non-performance is the result of force majeure circumstances, occurred after execution of the Loan Agreement, which a Party could neither foresee nor prevent by any reasonable means.

14.2.  Force majeure shall mean circumstances beyond reasonable control of the Parties including actions of state and/or municipal agencies, adoption of laws of prohibitive character, wars, disturbances, strikes, as well as acts of God (floods, fires, earthquakes, epidemics, landslides, etc) which result in impossibility to perform obligations hereunder.

14.3.  In case of force majeure preventing any of the Parties hereto from performance of its obligations hereunder, such Party shall be released from liability for non-performance of obligations which was the result of force majeure, provided that such Party shall immediately notify the other Party in writing on occurrence of force majeure circumstances.

14.4. In case force majeure lasts for more than 6 (six) months, any of the Parties shall be entitled  to terminate the Loan Agreement upon notifying the other Party with this respect in writing 15 (fifteen) calendar days in advance.

14.5.  The disbursements under this Loan Agreement made during the Commitment Period are subject to acceptance by the Borrower of a force majeure clause, that is that the Lender is satisfied, at its own discretion, that normal market conditions prevail in Russian Federation. No further disbursements shall be made if the Lender reasonably comes to the conclusion that the economic, social and other conditions in the Russian Federation deteriorate significantly.

15. APPLICABLE LAW AND ARBITRATION

15.1.
Any dispute or claim hereunder between the named Parties shall be resolved by binding arbitration before the American Arbitration Association in San Diego, California under the laws of the State of California. This shall be the exclusive remedy between the Parties, and both parties hereby give up any rights to trial by jury, court, appeal, or any other judicial mechanism for resolving disputes.

16. MISCELLANEOUS

16.1. If any provision hereof is held to be illegal, invalid, or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom.

16.2. A certificate by any director, secretary or manager of the Lender as to the amount due from the Borrower hereunder or the amount of any interest, fees or other sums owing hereunder shall save for manifest error be conclusive evidence thereof.

16.3. All rights of the Lender contained in the Loan Agreement are in addition to all rights vested or to be vested in the Lender pursuant to the Security Documents or under the applicable law.

16.4.  Any notice or demand to be given under the Loan Agreement shall be in writing and shall be effective and shall be deemed to have been duly given if sent by hand or by courier immediately upon delivery, or if sent by prepaid ordinary mail to the Parties' addresses specified below or such other address of the Party as may be advised in writing to other Party, at the expiration of 15 (fifteen) Business Days after the date of posting.

16.5. Any amendment or supplement hereto shall be effective if made in writing and duly signed by the authorized representatives of the Parties.

16.6.  This Loan Agreement is executed in two original copies in each of the Russian and English languages; one original copy for each of the Parties. In case of any inconsistency of conflict the English version language shall prevail.

Lender:

Pavel Alpatov

Signature	/s/ Pavel Alpatov

Borrower:

Innovative Wireless Technologies, Inc.

Pavel Alpatov

President, CEO, CFO

Signature	/s/ Pavel Alpatov